As filed with the Securities and Exchange Commission on August 9, 2012

Registration No. 333-162731

Registration No. 333-128874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-162731

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-128874

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUMAN GENOME SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3178468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14200 Shady Grove Road Rockville, Maryland	20850-7464
(Address of Principal Executive Offices)	(Zip Code)

William J. Mosher

Human Genome Sciences, Inc.

c/o GlaxoSmithKline plc

One Franklin Plaza

200 North 16th Street

Philadelphia, PA 19102

(215) 751-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Victor I. Lewkow, Esq. Benet O’Reilly, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 212-225-2000	Adam O. Emmerich, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 212-403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one:)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Human Genome Sciences, Inc., a Delaware corporation (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-162731, registering an indeterminate amount and number of common stock, $0.01 par value (“Common Stock”), preferred stock, $0.01 par value, debt securities and warrants to purchase Common Stock, which was filed with the SEC on October 29, 2009, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on November 2, 2011; and

•

Registration Statement No. 333-128874, registering $230,000,000 aggregate principal amount of 2-1/4% Convertible Subordinated Notes Due 2012 (the “2012 Notes”) and 12,932,969 Shares of Common Stock issuable upon conversion of the 2012 Notes, which was filed with the SEC on October 7, 2005.

On August 2, 2012, pursuant to that certain Agreement and Plan of Merger dated July 16, 2012 (the “Merger Agreement”) by and among the Registrant, GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”) and H. Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent, the Registrant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on August 9, 2012.

HUMAN GENOME SCIENCES, INC.

By:	/s/ Chester Koczynski
Chester Koczynski
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chester Koczynski	President and Director

Chester Koczynski	(Principal Executive Officer)	August 9, 2012

/s/ Norman J. Vojir	Treasurer and Director

Norman J. Vojir	(Principal Financial and Accounting Officer)	August 9, 2012